[KING PHARMACEUTICAL LOGO]

                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE


                          KING PHARMACEUTICALS REPORTS
               FOURTH-QUARTER AND YEAR-END 2003 FINANCIAL RESULTS

            JEFFERSON J. GREGORY ANNOUNCES PLANS TO RETIRE AS CEO AND
                       HIS INTENT TO CONTINUE AS CHAIRMAN

BRISTOL, TENNESSEE, February 19, 2004 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 41% to $382.6 million during the fourth quarter ending December 31, 2003, compared to $272.0 million in the fourth quarter of 2002. Including special items, net earnings increased to $42.0 million and diluted earnings per share increased to $0.17 during the fourth quarter of 2003, compared to a net loss of $31.4 million and a diluted loss per share of $0.13 in the same period the prior year. Net earnings, excluding special items, increased 14% to $76.7 million and diluted earnings per share increased 14% to $0.32 during the fourth quarter ending December 31, 2003, compared to net earnings of $67.2 million and diluted earnings per share of $0.28 in the fourth quarter of 2002.

For the year ending December 31, 2003, total revenues increased 35% to $1.521 billion compared to $1.128 billion for 2002. Net earnings, including special items, decreased 42% to $105.9 million and diluted earnings per share decreased 41% to $0.44 for the twelve months ending December 31, 2003, compared to net earnings of $182.5 million and diluted earnings per share of $0.74 during the prior year. Excluding special items, net earnings increased 13% to $339.3 million and diluted earnings per share increased 14% to $1.40 for the twelve months ending December 31, 2003, compared to net earnings of $301.0 million and diluted earnings per share of $1.23 in 2002.

Total revenues for the fourth quarter and year ending December 31, 2003 would have been $18.9 million higher and diluted earnings per share, excluding special items, would have equaled $0.33 and $1.41, respectively, but for an increase in the accrual for estimated amounts due under Medicaid and other governmental pricing programs for the years 1998 through 2002 and the related accrual for amounts due under the Medicaid pricing program for the period from 1994 through 1997, each of which is based on a recently completed comprehensive audit, as discussed in greater detail below. The accrual for amounts due under Medicaid for the period 1998 through 2002 was substantially offset by reductions in the co-promotion fee due with respect to Altace(R), as also described below.

King recorded special items during the fourth quarter ending December 31, 2003, the net of which resulted in a charge totaling $56.4 million, or $34.7 million net of tax. More specifically, special items during the fourth quarter of 2003 include the following: i) a charge in the amount of $32.9 million primarily related to an increase in the accrual for Lorabid(R) (loracarbef) purchase commitments in excess of expected demand; ii) a charge in the amount of $14.6 million which


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primarily relates to the write-off of certain unutilized intangible assets; iii)
a charge in the amount of $6.8 million due to an increase in the valuation allowance for Novavax, Inc. convertible notes held by the Company resulting from a decrease in the share price of Novavax common stock during the fourth quarter of 2003; iv) a charge in the amount of $3.8 million due to professional fees associated with the previously announced ongoing investigations of the Company by the Securities and Exchange Commission ("SEC") and the Office of Inspector General of the Department of Health and Human Services ("OIG"); and v) income in the amount of $1.7 million resulting from a gain on the sale of certain non-income producing intangible assets. During the twelve months ending December 31, 2003, King recorded special items totaling $353.8 million, or $233.4 million net of tax, primarily due to charges for acquired in-process research and development associated with King's acquisition of the primary care business in the United States and Puerto Rico of Elan Corporation, plc on June 12, 2003 and Meridian Medical Technologies, Inc. on January 8, 2003, and an intangible asset impairment charge for Florinef(R) (fludrocortisone acetate).

The increase in King's revenues during the fourth quarter and the twelve months ending December 31, 2003 in comparison to the same periods of the prior year is attributable primarily to the acquisition of Sonata(R) (zaleplon) and Skelaxin(R) (metaxalone) from Elan on June 12, 2003, and the acquisition of Meridian on January 8, 2003. Additionally, the growth in total revenues for the year ending December 31, 2003 was due to increased net sales of certain branded pharmaceutical products, particularly Altace(R) (ramipril) and Thrombin-JMI(R) (thrombin, topical, bovine, USP).

Net revenue from branded pharmaceuticals, including royalty income, totaled $348.5 million for the fourth quarter of 2003, a 33% increase over the fourth quarter of 2002, and equaled $1.369 billion for the year ending December 31, 2003, a 25% increase over the prior year. Meridian, King's wholly-owned subsidiary, contributed $25.8 million to the Company's net revenue in the fourth quarter of 2003, and $124.2 million during the year ending December 31, 2003. During the fourth quarter and year ending December 31, 2003, net revenue from contract manufacturing and other equaled $8.3 million and $27.9 million, respectively.

Altace(R) net sales equaled $108.1 million in the fourth quarter of 2003, compared to $109.5 million during the fourth quarter of 2002. Net sales of Altace(R) grew 17% to $527.1 million during the twelve months ending December 31, 2003 compared to $450.0 million in the prior year, while total prescriptions grew 19% during the same period of 2003. Net sales of Altace(R) would have been $11.2 million higher during the fourth quarter and year ending December 31, 2003 but for an increase in the accrual for estimated amounts due under Medicaid and other governmental pricing programs for the years 1998 through 2002 and the related accrual for amounts due under the Medicaid pricing program for the period from 1994 through 1997, each of which is based on the recently completed comprehensive audit, as discussed in greater detail below. Prescriptions for Altace(R) continued their record of growth, as total prescriptions for the product recently achieved a new all-time high based on the four-week moving average as reported by IMS for the week ending February 6, 2004. Channel inventories of Altace(R) decreased by approximately one month in the fourth quarter of 2003 according to IMS America Pipeline Data. King is actively engaged in negotiations with its wholesale customers to establish


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inventory management agreements that should facilitate improved management of inventory levels. In the meantime, King anticipates that Altace(R) sales during the first quarter of 2004 will be adversely affected as channel inventory levels continue to decline and in anticipation of entering into such agreements.

Net sales of Skelaxin(R) totaled $61.4 million and Sonata(R) net sales equaled $35.8 million during the fourth quarter ending December 31, 2003. For the twelve months ending December 31, 2003, King and Elan's combined net sales of Skelaxin(R) and Sonata(R) totaled $239.3 million and $120.7 million, respectively. King acquired these products from Elan on June 12, 2003.

Levoxyl(R) (levothyroxine sodium tablets, USP) net sales recovered during the fourth quarter of 2003, totaling $48.6 million, a 15% increase from $42.1 million during the fourth quarter of 2002. Net sales of Levoxyl(R) decreased 21% to $134.1 million for the twelve months ending December 2003, compared to $169.5 million for the year ending 2002. Channel inventories for the product decreased by approximately 2 weeks during the fourth quarter of 2003 according to IMS America Pipeline Data.

Net sales of Thrombin-JMI(R) totaled $33.5 million during the fourth quarter of 2003, compared to $33.0 million during the same period of the prior year. Thrombin-JMI(R) net sales increased 47% to $141.7 million for the twelve months ending December 31, 2003, compared to $96.5 million during 2002.

Royalty revenues from Adenoscan(R) (adenosine) and Adenocard(R) (adenosine) increased 18% to $20.5 million during the fourth quarter ending December 31, 2003, compared to $17.4 million during the fourth quarter of 2002. Likewise, net sales of Adenoscan(R) and Adenocard(R) increased 17% to $68.4 million for the twelve months ending December 31, 2003, compared to $58.4 million during the prior year.

King reaffirms its previously announced projected ranges for estimated total net revenue and diluted earnings per share, excluding special items, for year-end 2004. King's projected ranges for estimated total net revenue and estimated diluted earnings per share, excluding special items, for year-end 2004 are as follows (dollars in millions, except EPS):

                                            Projected Ranges for Full Year
                                                         2004
Net Revenue                                          $1750 - 1850

Diluted EPS,                                         $1.50 - 1.60
excluding special items


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As previously reported, in March 2003 the SEC initiated a formal investigation of King. Upon the recommendation of management and with the assistance of independent counsel and an independent accounting firm, the Audit Committee of King's Board of Directors initiated an assessment and internal review of issues raised by the SEC investigation. In connection with the conclusion of the internal review on July 29, 2003, King estimated that it had underpaid amounts due under Medicaid and other governmental pricing programs, and recorded an adjustment of $46.5 million to net sales and accrued expenses in the fourth quarter of 2002. This amount represented the Company's best estimate as of July 2003 of the extent to which it had underpaid amounts due under Medicaid and other governmental pricing programs during the period from 1998 through 2002. The July 2003 estimate was based upon an extensive sample of available data supporting the calculation of Medicaid rebates paid from 1998 through 2002, and was generated with the assistance of outside consultants.

Since July 2003, King's outside consultants have undertaken a comprehensive audit to determine the actual amount of underpayments under Medicaid during the period from 1998 through 2002. As a result of such recently completed audit, it was determined that the Company's accrual for estimated amounts due under Medicaid and other governmental pricing programs for the period from 1998 through 2002 should be increased by $18.0 million. In addition, based on the results of the comprehensive audit for the period from 1998 through 2002, the Company was able to estimate that it underpaid amounts due Medicaid by $0.9 million during the period from 1994 through 1997. Accordingly, results for the fourth-quarter and year-end 2003 include an adjustment reducing net sales and increasing accrued expenses by $18.9 million each. The resulting effect on net earnings and diluted earnings per share is substantially offset by a related $15.2 million reduction in the co-promotion fees paid to King's Altace(R) co-promotion colleague, consisting of i) $9.5 million in fees which relate to the accrual adjustment recorded in the fourth quarter of 2002 but were not recognized until the fourth quarter of 2003 and ii) $5.7 million in fees which relate to the accrual adjustment made in the fourth quarter of 2003.

The Company's accrual is an estimate that could change as a result of audits by the appropriate agencies. The previously announced SEC and OIG investigations are continuing. The accrual relates solely to estimated underpayments and excludes any interest, fines, penalties or other amounts that might be owed in connection with the underpayments, as the Company cannot predict or reasonably estimate their likelihood or magnitude at this time.

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, stated, "King continued its record of growth during 2003. Sales of branded pharmaceuticals, led by Altace(R), Skelaxin(R), Levoxyl(R) and Thrombin-JMI(R), equaled over $1.3 billion for the year ending December 31, 2003. We believe the Company's current product portfolio, particularly Altace(R), Skelaxin(R), Levoxyl(R) and Sonata(R), provides significant continued opportunities for growth going forward."

Mr. Gregory observed, "Our research and development programs have also continued to gain significant momentum. Recent successes include the U.S. Food and Drug Administration's (`FDA') approval of a supplemental New Drug Application (`sNDA') covering pediatric and adult formulations of AtroPen(R) (atropine), a nerve gas antidote, FDA approval of the New Drug Application (`NDA') for Estrasorb(TM) (estradiol topical emulsion), a topical estrogen therapy in a


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unique lotion formulation, and the receipt of an approvable letter from the FDA for Intal(R) HFA (cromolyn sodium), a new formulation of our currently marketed product Intal(R) which is indicated for the management of asthma."

Mr. Gregory continued, "Other recent R&D successes include the commencement of the pivotal Phase III clinical trial program involving binodenoson, our next generation pharmacologic stress SPECT imaging agent, and the commencement of the Phase I clinical trial programs for T-62 and MRE0094, new chemical entities under development for the treatment of neuropathic pain and chronic diabetic foot ulcers, respectively. At King, we are all very proud of these accomplishments and look to the future with great eagerness and confidence in our ability to build on these recent successes while we continue to develop a strong pipeline of new innovative pharmaceutical products that enhance the quality of peoples' lives and continue to maximize the long-term potential of our currently marketed products."

Mr. Gregory announced, "With our continued positive performance during 2003 and successful execution of our growth strategies, a strong portfolio of differentiated products, and our expanding pipeline of promising new drugs, I believe King is strategically positioned for sustained future revenue and earnings growth. I also believe that the completion of our comprehensive Medicaid audit represents an important milestone in our efforts to resolve the investigations being conducted by the SEC and by the OIG. With this in mind, I have asked King's Board of Directors to begin a search for a new Chief Executive Officer. However, I intend to continue as Chairman of King's Board of Directors. Also, I plan to remain as CEO until the appointment of a successor by the board. I am very confident in our Company and its future and believe that such an orderly process should allow for a very smooth transition." Mr. Gregory concluded, "As an emerging growth pharmaceutical company, King has required an extensive amount of time and commitment. Accordingly, King has been my life for the past ten years. This decision will provide me with the opportunity to spend more time with my family and pursue other business ventures."

Kyle P. Macione, President of King, commented, "The continued successful execution of our growth strategies during 2003 has led to several exciting recent developments." Mr. Macione explained, "This week, our sales and marketing team launched a new promotion and marketing campaign to reposition our currently marketed immediate release formulation of Sonata(R) in the growing insomnia marketplace. This campaign plans to emphasize that Sonata(R) 10mg helps deliver rapid-onset sleep with sleep duration that is comparable to zolpidem 10mg. According to the National Sleep Foundation's 2002 "Sleep America" Poll, 25% of patients reporting transient insomnia symptoms specifically said that they had difficulty falling asleep. The marketing plan for the product also stresses that Sonata(R) is the only prescription sleep medication that can be taken either at bedtime or later, after patients have tried to fall asleep on their own. Additionally, Sonata(R) allows patients to wake up alert."

Mr. Macione added, "Moreover, earlier this month we announced that the Company's Investigational New Drug (`IND') application for an extended release formulation of Sonata(R) has been allowed by the FDA. The Phase II clinical trial program, designed to select the most effective extended release formulation of Sonata(R) utilizing the commercially proven drug


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delivery technology of Elan Corporation plc, is anticipated to begin before the end of April 2004." Mr. Macione emphasized, "This is an important step forward for King Pharmaceuticals. The successful development of an extended release formulation of Sonata(R), along with the new promotional campaign planned for our immediate release formulation of this product, should well position the Sonata(R) brand within the growing insomnia market. We believe that the extended release formulation of Sonata(R), once approved, should enable us to significantly expand upon our opportunities within this market. With U.S. patent coverage that extends to 2018 and the opportunity to procure additional potential patents, the extended release formulation should position Sonata(R) as a long-term cornerstone product for our Company."

Mr. Macione continued, "Additionally, as a result of our growth during 2003, we have a dramatically expanded U.S. field sales force that significantly enhances our sales and marketing capability and positions us to compete even more effectively in the primary care marketplace. Moreover, today's sales force provides the critical mass necessary to strategically position King to launch new products as they emerge from our growing product pipeline, while significantly expanding our opportunities to more effectively promote our key branded products, Altace(R), Skelaxin(R), Levoxyl(R), and Sonata(R)."

Mr. Macione also observed, "Another recent development that further leverages the strategies for growth we implemented during 2003 is the issuance by the U.S. Patent and Trademark Office of a utility patent, patent no. 6,683,102 (`the `102 Patent'), pertaining to Skelaxin(R). The issuance of the `102 Patent further strengthens the long-term market potential of our Skelaxin(R) product. King's Skelaxin(R) patent portfolio, which includes the newly issued `102 Patent and the related U.S. patent no. 6,407,128 (`the `128 Patent'), a method-of-use patent, is very comprehensive and covers various therapeutic uses of Skelaxin(R). Coverage under `102 Patent and the `128 Patent extends through December 3, 2021."

James R. Lattanzi, Chief Financial Officer of King, commented, "King continued to achieve solid cash flow growth during 2003. Specifically, cash from operations totaled approximately $437.0 million during the year ending December 31, 2003. As of December 31, 2003, cash and cash equivalents, not including restricted cash, totaled $165.1 million. With our sustained strong cash flow and solid balance sheet, we believe King is well-positioned for the continued successful execution of our growth strategies."

Under Generally Accepted Accounting Principles ("GAAP"), "net earnings" and "diluted earnings per share" include special items. In addition to the results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the fourth quarter and twelve months ending December 31, 2003 and projected ranges for estimated diluted earnings per share for year-end 2004, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company's ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and


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gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances an analysis of the Company's ongoing, underlying business and an analysis of the Company's financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King's management. A reconciliation of non-GAAP financial measures referenced herein and King's financial results determined in accordance with GAAP is provided below. Since King generally does not predict the future impact of special items, King cannot reconcile the Company's year-end 2004 earnings guidance, excluding special items, to GAAP.

CONFERENCE CALL INFORMATION

King will conduct a conference call today to discuss the Company's fourth-quarter and year-end 2003 results, financial projections, the status of certain product development projects, and other matters pertaining to the Company. King will provide a live webcast of its conference call scheduled for today, Thursday, February 19, 2004, at 1:00 p.m., E.S.T. Interested persons may listen to the conference call today at 1:00 p.m., E.S.T. at HTTP://WWW.FIRSTCALLEVENTS.COM/SERVICE or by dialing 1-800-245-3043 (US only) or 785-832-1508 (international), pass code KG. If you are unable to participate during the live webcast, the call will be archived on King's web site www.kingpharm.com for not less than 30 days following the call. A replay of the conference call will also be available for not less than 30 days following the call by dialing 1-888-274-8335 (US only) or 402-220-2327 (international).

ABOUT KING PHARMACEUTICALS

King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

ABOUT SONATA(R)

Sonata(R) is indicated for short-term insomnia treatment. Although Sonata(R) improved sleep time from baseline in clinical trials, it has not been shown to increase total time slept or decrease awakenings vs. placebo. Hypnotics should generally be limited to 7-10 days use, and reevaluation of patients is recommended if hypnotics are taken more than 2-3 weeks. Sonata(R) prescriptions should not exceed a 1-month supply. Until patients know how they will react to sleep agents, they should not engage in activities requiring mental alertness or motor coordination (e.g. driving or operating machinery) after taking Sonata(R) or any sleep agent. Psychomotor functions may be impaired for up to 4 hours. In clinical trials, the most common side effects were headache, dizziness, and somnolence. As with any sedative/hypnotic, abrupt treatment discontinuation can produce signs and symptoms of withdrawal and rebound insomnia.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the


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ability to facilitate improved management of channel inventory levels;
statements pertaining to the Company's ability to continue to develop a strong pipeline and maximize the long-term potential of our currently marketed products; statements pertaining to the growth opportunities provided by the Company's current product portfolio, particularly Altace(R), Skelaxin(R), Levoxyl(R), and Sonata(R); statements related to the success and/or commencement of the Sonata(R) extended release Phase II clinical trial program; statements pertaining to the Company's ability to reposition Sonata(R) in the insomnia marketplace and expand upon the opportunities in that market; statements pertaining to the opportunity to procure additional patents related to an extended release formulation of Sonata(R); statements pertaining to the continued successful execution of the Company's growth strategies; and statements pertaining to management's estimated net revenue and estimated diluted earnings per share, excluding special items, for year-end 2004. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on King's and Wyeth Pharmaceuticals' ability to successfully market Altace(R) under the co-promotion agreement between King and Wyeth; dependence on the development and implementation of successful marketing strategies for Altace(R) by King and Wyeth; dependence on growth of net sales of King's branded pharmaceutical products, particularly Altace(R), Skelaxin(R), Levoxyl(R), Sonata(R), and Thrombin-JMI(R), as well as revenue and diluted earnings per share, excluding special items, at a rate equal to or in excess of management's projections; dependence on share count projections used in computing projected diluted earnings per share on a year-end basis for 2004; dependence on the successful marketing and sales of King's products, including, but not limited to, Altace(R), Skelaxin(R), Levoxyl(R), and Sonata(R); dependence on royalty revenues from Adenoscan(R) and Adenocard(R); dependence on King's ability to reposition Sonata(R) in the insomnia marketplace and expanded upon its opportunities in that market with an extended release formulation of Sonata(R); dependence on management of King's growth and integration of its acquisitions; dependence on the extent to which OIG and other governmental agencies concur with King's best estimate of the extent to which it underpaid amounts due under Medicaid and other governmental pricing programs and King's determination of the reasons for such underpayments; dependence on any determination or final outcome arising out of the previously announced investigations of the Company by the SEC and OIG; dependence on whether King is able to prevail in pending shareholder securities litigation; dependence on whether any governmental sanctions are imposed due to King's underpayment of amounts due under Medicaid and other governmental pricing programs; dependence on the possibility that regulatory authorities may initiate proceedings against King and/or its officers and directors; dependence on King's ability to continue to acquire branded products, including products in development; dependence on King's ability to enter into beneficial inventory management agreements with its key customers; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including, but not limited to, King Pharmaceuticals Research and Development's pre-clinical and clinical pharmaceutical product development projects, including binodenoson, T-62, and MRE0094; dependence on FDA approval of King's Abbreviated New Drug Application ("ANDA") now pending on the Company's diazepam-filled auto-injector and the sNDA for Intal(R) HFA; dependence on Novavax's ability to successfully manufacture Estrasorb(TM); dependence on King's and Novavax's ability to successfully launch and market Estrasorb(TM) as planned; dependence on King's and Elan's ability to successfully develop new formulations of Sonata(R)


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and Skelaxin(R); dependence on the unpredictability of the duration and results of the FDA's review of INDs, NDAs, sNDAs, and ANDAs and/or the review of other regulatory agencies worldwide; dependence on King's ability to maintain effective patent protection for Altace(R) through October 2008, and successfully defend against any attempt to challenge the enforceability of patents relating to the product; dependence on King's ability to successfully defend against any potential or ongoing attempt to challenge the enforceability of the patent related to Levoxyl(R); dependence on King's ability to timely obtain and, if issued, maintain additional effective patent protection for Levoxyl(R); dependence on King's ability to obtain additional patents related to an extended release formulation of Sonata(R); dependence on King's ability to successfully defend against any potential or ongoing attempt to challenge the enforceability any patent related to Skelaxin(R); dependence on King's ability to maintain effective patent protection for Sonata(R) and Skelaxin(R), including new formulations of such products, and successfully defend against any attempt to challenge the enforceability of patents relating to the products; dependence on the ability of the Company's dedicated field sales force representatives to successfully market King's branded pharmaceutical products; dependence on whether our customers order pharmaceutical products in excess of normal quantities during any quarter which could cause our sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been; dependence on changes in the share price of Novavax common stock which is the underlying collateral for the Novavax convertible notes held by the Company; dependence on King's ability to continue to successfully execute the Company's proven growth strategies and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King's products; dependence on the potential effect on sales of our existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to our growth strategies on King's financial and other projections; dependence on our compliance with FDA and other government regulations that relate to our business; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the third quarter ended September 30, 2003, which are on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    Contact:

        James E. Green, Vice President, Corporate Affairs - 423-989-8125


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                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                                            Three Months Ended                 Year Ended
                                                                                December 31                    December 31
                                                                           2003            2002            2003             2002
                                                                             (Unaudited)                        (Unaudited)
                                                                    ----------------------------      ----------------------------
REVENUES:
      Total revenues                                                $   382,631      $   272,032      $ 1,521,388      $ 1,128,335
                                                                    -----------      -----------      -----------      -----------
OPERATING COSTS AND EXPENSES:
      Cost of revenues                                                   92,235           63,049          348,345          226,914
      Lorabid supply contract                                            29,959           49,877           29,959           49,877
      Inventory contributions/write-off                                    --             15,152             --             15,152
      Write off of acquisition related inventory step-up/recall            --               --              6,459            3,033
                                                                    -----------      -----------      -----------      -----------
                   Total cost of revenues                               122,194          128,078          384,763          294,976
                                                                    -----------      -----------      -----------      -----------
      Selling, general and administrative                                84,273           48,412          273,000          180,266
      Special legal and professional fees                                 3,778             --             25,986             --
      Legal settlement fees                                               2,931             --              2,931             --
      Co-promotion fees                                                  30,301           51,910          193,350          186,657
                                                                    -----------      -----------      -----------      -----------
                   Total selling, general, and administrative           121,283          100,322          495,267          366,923
                                                                    -----------      -----------      -----------      -----------
      Depreciation and amortization                                      41,252           15,554          124,575           59,297
      Research and development                                           14,591            9,405           44,078           28,184
      Research and development - In-process upon acquisition              1,000           12,000          194,000           12,000
      Merger and restructuring costs                                       --              5,281             --              5,911
      Intangible asset impairment                                        13,646           66,844          124,616           66,844
      Gain on sale of product lines                                      (1,713)            --            (12,025)            --
                                                                    -----------      -----------      -----------      -----------
                   Total operating costs and expenses                   312,253          337,484        1,355,274          834,135
                                                                    -----------      -----------      -----------      -----------

OPERATING INCOME                                                         70,378          (65,452)         166,114          294,200
OTHER (EXPENSES) INCOME:
      Interest expense                                                   (3,259)          (3,391)         (13,396)         (12,419)
      Interest income                                                     1,120            4,985            6,849           22,395
      Valuation charge - convertible notes receivable                    (6,801)          (8,251)          18,151          (35,629)
      Other income (expense)                                               (495)             110             (629)            (884)
                                                                    -----------      -----------      -----------      -----------
                   Total other income (expenses)                         (9,435)          (6,547)          10,975          (26,537)
                                                                    -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                                               60,943          (71,999)         177,089          267,663
          Income tax expense (benefit)                                   18,966          (40,556)          71,233           85,143
                                                                    -----------      -----------      -----------      -----------
NET INCOME                                                          $    41,977      $   (31,443)     $   105,856      $   182,520
                                                                    ===========      ===========      ===========      ===========

Basic income per common share                                       $      0.17      $     (0.13)     $      0.44      $      0.75
                                                                    ===========      ===========      ===========      ===========

Diluted income per common share                                     $      0.17      $     (0.13)     $      0.44      $      0.74
                                                                    ===========      ===========      ===========      ===========

Shares used in basic net income per share                               241,154          240,899          240,989          244,346
Shares used in diluted net income per share                             241,608          241,755          241,527          245,699


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

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             EXCLUDING SPECIAL ITEMS
                      (in thousands, except per share data)

                                                                          Three Months Ended                     Year Ended
                                                                              December 31                        December 31
                                                                         2003             2002             2003             2002
                                                                             (Unaudited)                      (Unaudited)
                                                                  ----------------------------      ----------------------------
REVENUES:
      Total revenues                                              $   382,631      $   272,032      $ 1,521,388      $ 1,128,335
                                                                  -----------      -----------      -----------      -----------
OPERATING COSTS AND EXPENSES:
      Cost of revenues                                                 92,235           63,049          348,345          226,914
                                                                  -----------      -----------      -----------      -----------
      Selling, general and administrative                              84,273           48,412          273,000          180,266
      Co-promotion fees                                                30,301           51,910          193,350          186,657
                                                                  -----------      -----------      -----------      -----------
                   Total selling, general, and administrative         114,574          100,322          466,350          366,923
                                                                  -----------      -----------      -----------      -----------
      Depreciation and amortization                                    41,252           15,554          124,575           59,297
      Research and development                                         14,591            9,405           44,078           28,184
                                                                  -----------      -----------      -----------      -----------
                   Total operating costs and expenses                 262,652          188,330          983,348          681,318
                                                                  -----------      -----------      -----------      -----------

OPERATING INCOME                                                      119,979           83,702          538,040          447,017
OTHER (EXPENSES) INCOME:
      Interest expense                                                 (3,259)          (3,391)         (13,396)         (12,419)
      Interest income                                                   1,120            4,985            6,849           22,395
      Other income (expense)                                             (495)             110             (629)            (884)
                                                                  -----------      -----------      -----------      -----------
                   Total other income (expenses)                       (2,634)           1,704           (7,176)           9,092
                                                                  -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                                            117,345           85,406          530,864          456,109
          Income tax expense                                           40,634           18,162          191,568          155,089
                                                                  -----------      -----------      -----------      -----------
NET INCOME                                                        $    76,711      $    67,244      $   339,296      $   301,020
                                                                  ===========      ===========      ===========      ===========

Basic income per common share                                     $      0.32      $      0.28      $      1.41      $      1.23
                                                                  ===========      ===========      ===========      ===========

Diluted income per common share                                   $      0.32      $      0.28      $      1.40      $      1.23
                                                                  ===========      ===========      ===========      ===========

Shares used in basic net income per share                             241,154          240,899          240,989          244,346
Shares used in diluted net income per share                           241,608          241,755          241,527          245,699


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

                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)


The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

                                                                                Three Months Ending           Three Months Ending
                                                                                 December 31, 2003             December 31, 2002
                                                                           --------------------------------------------------------
                                                                           Pretax Amount         EPS     Pretax Amount        EPS
                                                                           -------------         ---     -------------        ---
Net income, excluding special charges                                        $ 76,711                      $  67,24
Diluted income per common share, excluding special items                                     $   0.32                       $  0.28
SPECIAL ITEMS:
      Excess purchase commitment (cost of goods sold)                         (29,959)          (0.12)      (49,877)          (0.21)
      Inventory contributions/write-off (cost of goods sold)                     --              --         (15,152)          (0.06)
      Special legal and professional fees (selling, general, and
        administrative)                                                        (3,778)          (0.03)         --              --
      Legal settlement fees (selling, general, and administrative)             (2,931)          (0.01)         --              --
      In-process research and development (other operating expenses)           (1,000)          (0.00)      (12,000)          (0.05)
      Intangible asset impairment (other operating expenses)                  (13,646)          (0.06)      (66,844)          (0.28)
      Merger and restructuring costs (other operating expenses)                  --              --          (5,281)          (0.02)
      Valuation charge - convertible notes receivable (other expenses)         (6,801)          (0.03)       (8,251)          (0.03)
      Gain on sale of product lines (other operating income)                    1,713            0.01          --              --
Income tax benefit                                                             21,668            0.09        58,718            0.24
                                                                             --------                      --------
Net income                                                                   $ 41,977                      $(31,443)
                                                                             ========          ------      ========         -------
Diluted income per common share, as reported under GAAP                                        $ 0.17                       $ (0.13)
                                                                                               ======                       =======

                                                                          Twelve Months Ending           Twelve Months Ending
                                                                            December 31, 2003              December 31, 2002
                                                                         -----------------------     ---------------------------
                                                                         Pretax Amount       EPS     Pretax Amount          EPS
                                                                         -------------       ---     -------------          ---
Net income, excluding special charges                                      $ 339,296                   $ 301,020
Diluted income per common share, excluding special items                                  $ 1.40                         $   1.23
SPECIAL ITEMS:
      Excess purchase commitment (cost of goods sold)                        (29,959)      (0.12)       (49,877)            (0.20)
      Inventory recall (cost of goods sold)                                     --           --          (15,152)           (0.06)
      Write off of acquisition related inventory step-up/recall
        (cost of goods sold)                                                  (6,459)      (0.03)        (3,033)            (0.01)
      Special legal and professional fees (selling, general, and
        administrative)                                                      (25,986)      (0.11)          --               --
      Legal settlement fees (selling, general, and administrative)            (2,931)      (0.01)          --               --
      In-process research and development (other operating expenses)        (194,000)      (0.80)       (12,000)            (0.05)
      Intangible asset impairment (other operating expenses)                (124,616)      (0.52)       (66,844)            (0.27)
      Merger and restructuring costs (other operating expenses)                 --           --           (5,911)           (0.03)
      Valuation charge - convertible notes receivable (other expenses)        18,151        0.08        (35,629)            (0.15)
      Gain on sale of product lines (other operating income)                  12,025        0.05           --               --
Income tax benefit                                                           120,335        0.50         69,946              0.28
                                                                                                       ---------         --------
Net income                                                                 $ 105,856                   $182,520
                                                                           =========      ------       ========          --------
Diluted income per common share, as reported under GAAP                                     0.44                         $   0.74
                                                                                          ======                         ========

                                                                            Three Months Ending             Twelve Months Ending
                                                                             December 31, 2003               December 31, 2003
                                                                       ----------------------------    ----------------------------
                                                                        Pretax Amount         EPS      Pretax Amount          EPS
Net income, excluding special charges and Medicaid adjustment            $  78,889                       $ 341,474
Diluted income per common share, excluding special items and
      Medicaid adjustment                                                                 $    0.33                       $    1.41
       Medicaid adjustment                                                  (2,178)           (0.01)        (2,178)           (0.01)
                                                                         ---------        ---------      ---------        ---------
Net income, excluding special charges                                    $  76,711        $    0.32      $ 339,296        $    1.40
SPECIAL ITEMS:
      Excess purchase commitment (cost of goods sold)                      (29,959)           (0.12)       (29,959)           (0.12)
      Write off of acquisition related inventory step-up/recall
       (cost of goods sold)                                                   --               --           (6,459)           (0.03)
      Special legal and professional fees (selling, general, and
        administrative)                                                     (3,778)           (0.03)       (25,986)           (0.11)
      Legal settlement fees (selling, general, and administrative)          (2,931)           (0.01)        (2,931)           (0.01)
      In-process research and development (other operating expenses)        (1,000)           (0.00)      (194,000)           (0.80)
      Intangible asset impairment (other operating expenses)               (13,646)           (0.06)      (124,616)           (0.52)
      Valuation charge - convertible notes receivable (other expenses)      (6,801)           (0.03)        18,151             0.08
      Gain on sale of product lines (other operating income)                 1,713             0.01         12,025             0.05
Income tax benefit                                                          21,668             0.09        120,335             0.50
                                                                         ---------                       ---------
Net income                                                               $  41,977                       $ 105,856
                                                                         =========        ---------      =========        ---------
Diluted income per common share, as reported under GAAP                                   $    0.17                       $    0.44
                                                                                          =========                       =========


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

                           KING PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)



                                                                                      December 31,   December 31,
ASSETS                                                                                    2003           2002
                                                                                      ----------     ----------
Current assets:
      Cash, cash equivalents and marketable securities                                $  165,053     $  815,488
      Restricted cash                                                                    114,969           --
      Accounts receivable, net                                                           246,417        159,987
      Inventory                                                                          264,898        167,153
      Deferred income taxes                                                              124,930        106,168
      Prepaid expenses and other assets                                                   30,036         12,906
                                                                                      ----------     ----------
                   Total current assets                                                  946,303      1,261,702
                                                                                      ----------     ----------
Property, plant and equipment, net                                                       257,659        217,114
Intangible assets, net                                                                 1,756,993      1,219,571
Goodwill                                                                                 121,355         12,742
Other assets                                                                              76,117         39,531
Deferred income tax assets                                                                19,307           --
                                                                                      ----------     ----------
                   Total assets                                                       $3,177,734     $2,750,660
                                                                                      ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Current portion of long term debt                                               $       97     $    1,300
      Accounts payable                                                                    83,078         49,889
      Accrued expenses                                                                   506,033        297,528
      Income taxes payable                                                                79,641         21,247
                                                                                      ----------     ----------
                   Total current liabilities                                             668,849        369,964
                                                                                      ----------     ----------
Long-term debt:
      Convertible Debentures                                                             345,000        345,000
      Senior Subordinated Notes                                                             --               93
Other long-term liabilities                                                              121,705         70,824
Deferred income tax liabilities                                                             --           33,596
                                                                                      ----------     ----------
                   Total liabilities                                                   1,135,554        819,477
                                                                                      ----------     ----------

Shareholders' equity:
          Common shares no par value, 300,000,000 shares authorized,
          241,190,852 and 240,624,751 shares issued and outstanding, respectively      1,205,970      1,201,897
          Retained earnings                                                              835,097        729,241
          Other comprehensive income                                                       1,113             45
                                                                                      ----------     ----------
                   Total shareholders' equity                                          2,042,180      1,931,183
                                                                                      ----------     ----------
                   Total liabilities and shareholders' equity                         $3,177,734     $2,750,660
                                                                                      ==========     ==========